Mercedes-Benz USA Intends to Transition the Distribution
of smart from Penske Automotive Group

Bloomfield Hills, MI (February 14, 2011) – Mercedes-Benz USA LLC and Penske Automotive Group (NYSE:PAG) today announced they have started discussions to transition the distribution rights, management, sales and marketing activities of smart USA from Penske Automotive Group to Mercedes-Benz USA. The transition is expected to occur by the end of the second quarter of 2011.

The proposed change marks a further step in implementing the future growth strategy of the smart brand. It also reflects last year’s reorganization at smart headquarters in Germany, where smart is now managed as an independent brand, but is fully integrated into Mercedes-Benz Cars business unit of Daimler AG.

“We are very excited about working toward integration of smart into the MBUSA organization, and look forward to working with our dealer partners to exceed customer expectations for this unique vehicle,” said Mercedes-Benz President and CEO, Ernst Lieb. “The addition of smart, combined with our Autohaus dealer initiative, will help us build upon the tremendous momentum the Mercedes-Benz brand had achieved here in the U.S.”

“Introducing the smart brand to the U.S. has been a unique opportunity for us,” said Penske Automotive Group Chairman Roger Penske. “Over the last three years I’ve experienced the passion consumers express for the brand as we delivered over 45,000 vehicles. Aligning smart distribution with Daimler, as it is worldwide, is the logical next step for the smart brand in the U.S. This alignment will enable the smart brand to grow through the Mercedes-Benz dealership network and lead the way in conservation and meeting future fuel economy standards.”

The addition of the fuel efficient smart fortwo and smart fortwo electric vehicles to the Mercedes-Benz USA’s product portfolio underscore the luxury brand’s commitment to meet even more stringent fuel economy standards in the future. The smart fortwo achieves EPA estimated 41 mpg in highway driving. Manufactured by Daimler AG, smart is currently sold in more than 40 countries, and more than 1.2 million smart fortwo’s have been sold worldwide since 1998. Since then, smart has established itself as the think tank for urban and electric mobility for Daimler AG and plays an important role in the Corporation’s plans to make innovative future mobility concepts such as car2go available in Europe and the United States.

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About Mercedes-Benz USA
Mercedes-Benz USA (MBUSA), headquartered in Montvale, New Jersey, is responsible for the distribution, marketing and customer service for all Mercedes-Benz and Maybach products in the United States. MBUSA offers drivers the most diverse line-up in the luxury segment with 12 model lines ranging from the sporty C-Class to the flagship S-Class sedans and the SLS AMG supercar.

MBUSA is also responsible for the distribution, marketing, and customer service of Mercedes-Benz Sprinter Vans in the U.S. More information on MBUSA and its products can be found at www.mbusa.com and www.mbsprinterusa.com.

About Penske Automotive Group
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 325 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 153 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,800 employees.

Caution Concerning Forward Looking Statements
Statements in this press release involve forward-looking statements, including forward-looking statements regarding the parties ability to complete the transaction noted above. Actual results may vary materially because of risks and uncertainties, including completion of binding documentation, regulatory approvals, and other conditions many of which may be outside of our control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2009, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and the parties disclaim any duty to update the information herein.

Contacts:	Mercedes-Benz USA
Geoff Day Director of Communications Mercedes-Benz USA 201-573-2270 Geoff.day@mbusa.com

Penske Automotive Group

Anthony R. Pordon Senior Vice President Penske Automotive Group 248-648-2540 tpordon@penskeautomotive.com